SHAREHOLDER MEETING

On September 19, 2003, a special shareholder meeting was held at which shareholders elected all of the nominated Trustees and approved proposals 2 and
3 as described in the Trust's proxy statement for the meeting.
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PROPOSAL NO.1
The eleven persons named below to serve as Trustee of the Trust until their successors are elected and shall qualify:
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NOMINEE                         FOR                     WITHHELD                TOTAL
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
James C. Swain                  809,062,022.070         82,473,004.890          891,535,026.960
Richard F. Grabish              812,779,148.200         78,755,878.760          891,535,026.960
William L. Armstrong            808,247,584.720         83,287,442.240          891,535,026.960
Robert G. Avis                  809,858,051.280         81,676,975.680          891,535,026.960
George C. Bowen                 809,795,442.050         81,739,584.910          891,535,026.960
Edward L. Cameron               811,349,086.530         80,185,940.430          891,535,026.960
Jon S. Fossel                   811,929,156.960         79,605,870.000          891,535,026.960
Sam Freedman                    811,632,515.410         79,902,511.550          891,535,026.960
F. William Marshall, Jr.        812,164,372.950         79,370,654.010          891,535,026.960
Beverly L. Hamilton             816,845,453.510         74,689,573.450          891,535,026.960
Robert J. Malone                812,393,012.270         79,142,014.690          891,535,026.960

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

FOR                     AGAINST                 ABSTAIN         BROKER NON-VOTES        TOTAL
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PROPOSAL NO. 2
Approval of the amendment to the Trust's fundamental investment restriction regarding investments in debt securities having a maturity greater than time limitation provided in Rule 2a-7:

696,601.678.520         107,928,713.910         87,004,634.530  --                      891,535,026.960
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PROPOSAL NO. 3
To approve a new Investment Advisory Agreement to eliminate an expense limitation:

599,802,216.840         212,813,425.350         78,919,384.770  --                      891,535,026.960

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